Exhibit 21.1

Subsidiaries of the Registrant
(as of March 13, 2020)

Name of Subsidiary	Jurisdiction of Incorporation

Miragen Therapeutics Europe Limited	England and Wales
miRagen Therapeutics S.á.r.l.	Luxembourg